As filed with the Securities and Exchange Commission on April 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMER INFANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1994619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(401) 671- 6550

(Address, including zip code, and telephone number,

including area code, of

principal executive offices)

Joseph Driscoll

Chief Financial Officer

Summer Infant, Inc.

1275 Park East Drive

Woonsocket, Rhode Island 02895

(401) 671- 6550

(Name, address, including zip code,

and telephone number, including area code,

of agent for service)

With a copy to:

John M. Bello, Esq.

Greenberg Traurig, LLP

One International Place

Boston, Massachusetts 02110

Telephone: (617) 310-6000

Telecopy: (617) 310-6001

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check box if a
Smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.0001 par value per share	697,890	$1.81	$1,263,180.90	$70.49

(1)           This registration statement also relates to an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on April 28, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to completion, dated April 29, 2009

PROSPECTUS

SUMMER INFANT, INC.

697,890 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus, and their pledgees, donees, assignees and successors-in-interest, of an aggregate of 697,890 shares of our common stock.  We are filing the registration statement of which this prospectus is a part in order to fulfill contractual requirements that we have with the owners of the shares.

The prices at which these selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol “SUMR.” On April 28, 2009, the last reported sale price of our common stock was $1.92 per share.  We urge you to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

Our executive offices are located at 1275 Park East Drive, Woonsocket, Rhode Island 02895. Our telephone number is (401) 671-6550, fax number is (401) 671-6922 and our website address is www.summerinfant.com.  The information on our website is not incorporated by reference into this prospectus.

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus and the information and documents incorporated by reference carefully. These documents contain important information you should consider when making your investment decision. See “Incorporation of Certain Documents by Reference” on page 12.

Unless the context otherwise requires, all references to “we,” “our,” “Registrant,” “our company, or “the Company” in this prospectus refer to Summer Infant, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

About Summer Infant, Inc.

We are a designer, marketer, and distributor of branded juvenile health, safety and wellness products which are sold principally to large North American and UK retailers. We currently have more than 80 proprietary products in various product categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, related health and safety products, booster and potty seats, bouncers, sleep positioners, head supports, portable changing pads, nursery and feeding accessories, and a product line of soft goods/bedding. Our products are sold primarily to U.S. retailers including Babies R Us, Target, KMart, Buy Buy Baby, Meijer, Baby Depot (Burlington Coat Factory) and Wal-Mart.

We maintain through Summer Infant Europe, Limited (“SIE”) a sales, marketing and distribution office in England, which services the United Kingdom and other parts of Europe. SIE’s largest customers are Mothercare, Toys R Us, Argos, and Tesco. In 2008, Summer Infant (USA), including international sales managed out of the U.S., accounted for approximately 90% of revenue, SIC accounted for approximately 4%, and SIE accounted for approximately 6%.

We maintain through Summer Infant Asia, Ltd. a product development, engineering and quality assurance office, which oversees the production of all product lines made in China.

The Offering

Common stock offered by selling stockholders:	697,890 shares

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering.

Nasdaq Capital Market symbol:	SUMR

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information, including those risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus,  before deciding to invest in our common stock. The risks described below and in our SEC filings are not the only ones facing our company. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below and in our SEC filings the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors.

The risks described below and in our SEC filings are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In those cases, the trading price of our common stock could decline, and you could lose all or part of your investment.

The concentration of our business with a base of retail customers that make no binding long-term commitments means that economic difficulties or changes in the purchasing policies of our major customers could have a significant impact on our business.

A number of large, retail customers account for a majority of our net sales. Customers that generated more than 10% of net sales for the year ended December 31, 2008 were Toys R Us (48% of net sales), and Target (10% of net sales). Because of the concentration of our business with these customers, and because we have no long term contracts with these customers, our success depends on our customers’ willingness to purchase and provide shelf space for our products. An adverse change in our relationship with any of our large customers or a change in the financial viability of any of these customers could adversely affect our results of operations and financial condition.

Our ability to grow and compete will be harmed if we do not successfully satisfy consumer preferences, enhance existing products, develop and introduce new products, and achieve market acceptance of those products.

Our business and operating results depend largely upon the appeal of our products. Consumer preferences, particularly among parents, who are the end purchasers of our products, are constantly changing. Our success will, in large part, depend on our ability to identify emerging trends in the health, safety and wellness marketplace, and design products that address consumer demand and prove safe and cost effective. Our product offerings compete with those of many other companies, many of which are much larger and enjoy broader brand recognition and significant distribution channel relationships, which means that our market position is always at risk. Our ability to maintain and increase our current market share will depend upon our ability to anticipate changes in consumer preferences and satisfy these preferences, enhance existing products, develop and introduce new products and establish and grow distribution channels for these products, and ultimately achieve market acceptance of these products.

We are dependent on key personnel, and our ability to grow and compete in our industry will be harmed if we do not retain the continued services of our key personnel, or we fail to identify, hire, and retain additional qualified personnel.

We are dependent on the efforts of our management team, and the loss of services of members of our management team, each of whom has substantial experience in the juvenile health, safety and wellness markets, could have an adverse effect on our business. If any members of management leave, their departure could have an adverse effect on our operations and could adversely affect our ability to design new products and to maintain and grow the distribution channels for our products.

In addition, if our operations continue to grow in a manner consistent with our historical growth rates, it will be necessary for us to attract and retain additional qualified personnel. The market for qualified and talented product development personnel in the consumer goods market, and the juvenile health, safety and wellness products market specifically is intensely competitive. If we are unable to attract or retain qualified personnel as needed, the growth of our operations could be slowed or hampered. However, we believe that Summer Infant’s compensation including salary, performance-based bonuses, and stock award programs provides incentives that are competitive within our industry.

Intellectual property claims relating to our products could increase our costs and adversely affect our business.

We have, from time to time, received claims of alleged infringement of patents relating to certain of our products, and we may face similar claims in the future. These claims relate to alleged patent infringement and are primarily the result of newly issued patents that were not in force when we initially brought the subject products to market. The defense of intellectual property claims can be costly and time consuming, even in circumstances where the claim is without merit. We may be required to pay substantial damages or settlement costs in order to resolve these types of claims. In addition, these claims could materially harm our brand name, reputation and operations.

We rely on foreign suppliers in China to manufacture the majority of our products, and any adverse change in our relationship with our suppliers could harm our business.

We rely on numerous third-party suppliers located in China for the manufacture of most of our products. While we believe that alternative suppliers could be located if required, our product sourcing could be affected if any of these suppliers do not continue to manufacture our products in required quantities or at all, or with the required levels of quality. We enter into purchase orders with our foreign suppliers and do not enter into any long term contracts. In addition, difficulties encountered by these suppliers, such as fire, accident, natural disasters, outbreaks of contagious diseases, or political unrest, could halt or disrupt production at the affected locations, resulting in delay or cancellation of orders. Any of these events could result in delayed deliveries by us of our products, causing reduced sales and harm to our reputation and brand name.

In particular, in 2008, our suppliers based in China faced significant additional costs, as a result of raw materials shortages, the further strengthening of the Chinese currency (“RMB”) versus the US dollar, rising labor rates and increases in energy prices. While we anticipate being able to pass on some portion of these increased costs to our customers, continued cost pressures on our suppliers will inevitably be passed on to us

Increases in the cost of materials or labor used to manufacture our products could decrease our profitability and therefore negatively impact our business and financial condition.

Because our products are manufactured by third-party suppliers, we do not directly purchase the materials used in the manufacture of our products. However, the prices paid by us to these suppliers could increase if raw materials, labor, or other costs increase. If we cannot pass these increases along to our customers, our profitability will be adversely affected.

Because we rely on foreign suppliers and we sell in to foreign markets, we are subject to numerous risks associated with international business that could increase our costs or disrupt the supply of our products, resulting in a negative impact on our business and financial condition.

Our international operations subject us to risks, including:

• economic and political instability,

• restrictive actions by foreign governments,

• greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights,

• changes in import duties or import or export restrictions,

• timely shipping of product and unloading of product through West Coast ports, as well as timely truck delivery to our warehouses,

• complications complying with the laws and policies of the United States affecting the importation of goods, including duties, quotas, and taxes, and

• complications in complying with trade and foreign tax laws.

Any of these events or circumstances could disrupt the supply of our products or increase our expenses.

Product liability, product recalls, and other claims relating to the use of our products could increase our costs.

Because we sell infant and juvenile health, safety and wellness products to consumers, we face product liability risks relating to the use of our products. We also must comply with a variety of product safety and product testing regulations. If we face a product liability claim or fail to comply with these regulations, we may be subject to costly litigations, damage awards, fines or settlement costs that exceed our insurance coverage. We also would incur significant costs in connection with any product recall requirements. Even if a product liability claim is without merit, the claim could harm our reputation and divert management’s attention and resources from our business.

Competition in our markets could reduce our net sales and profitability.

We operate in highly competitive markets. We compete with several large domestic and foreign companies and with other producers of infant products. Many of our competitors have longer operating histories, greater brand recognition, and greater financial, technical, marketing and other resources than we have. In addition, we may face competition from new participants in our markets because the infant product industry has limited barriers to entry. We experience price competition for our products, competition for shelf space at retailers and competition for licenses, all of which may increase in the future. If we cannot compete successfully in the future, our net sales and profitability will likely decline.

We may experience difficulties in integrating strategic acquisitions.

As part of our growth strategy, we intend to pursue acquisitions that are consistent with our mission and enable us to leverage our competitive strengths. The integration of acquired companies and their operations into our operations involves a number of risks, including:

• the acquired business may experience losses that could adversely affect our profitability;

• unanticipated costs relating to the integration of acquired businesses may increase our expenses;

• possible failure to obtain any necessary consents to the transfer of licenses or other agreements of the acquired company;

• possible failure to maintain customer, licensor and other relationships after the closing of the transaction of the acquired company;

• difficulties in achieving planned cost-savings and synergies may increase our expenses or decrease our net sales;

• diversion of management’s attention could impair their ability to effectively manage our business operations; and

• unanticipated management or operational problems or liabilities may adversely affect our profitability and financial condition.

In addition, any future acquisitions or investments may result in:

• issuances of dilutive equity securities, which may be sold at a discount to market price;

• use of significant amounts of cash;

• the incurrence of debt;

• the assumption of significant liabilities;

• unfavorable financing terms;

• large one-time expenses; and

• the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

Our debt covenants may limit our ability to complete acquisitions, incur debt, make investments, sell assets, merge or complete other significant transactions.

Our line of credit includes provisions that place limitations on a number of our activities, including our ability to:

• incur additional debt;

• create liens on our assets or make guarantees;

• make certain investments or loans;

• pay dividends; or

• dispose of or sell assets or enter into a merger or similar transaction.

We could issue additional common stock, which might dilute the book value of our common stock.

Our board of directors has authority, without action or vote of our stockholders in most cases, to issue all or a part of our authorized but unissued shares. These stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. In addition, to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute current shareholders’ ownership percentage which would have the effect of reducing their influence on matters on which stockholders vote, and could dilute the book value of Summer Infant common stock. Stockholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of Summer Infant common stock.

As a “thinly-traded” stock, large sales can place downward pressure on our stock price.

Our common stock experiences periods when it could be considered “thinly traded.” Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder to sell a large number of shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

Anti-takeover provisions in our organizational documents and Delaware law may limit the ability of our stockholders to control our policies and effect a change of control of our company and may prevent attempts by our stockholders to replace or remove our current management, which may not be in your best interests.

There are provisions in our certificate of incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests, and may prevent attempts by our stockholders to replace or remove our current management. These provisions include the following:

• our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire;

• our certificate of incorporation authorizes our board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control; and

• our bylaws require advance written notice of stockholder proposals and director nominations.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of our stock. Finally, the board of directors may in the future adopt other protective measures, such as a stockholder rights plan, which could delay, deter or prevent a change of control.

The global economic downturn could result in a reduced demand for our products and increased volatility in our stock price.

Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and retailers may defer or choose not to make purchases in response to tighter credit and negative financial news, which could negatively affect demand for our products. Additionally, due to the weak economic conditions and tightened credit environment, some of our retailers and distributors may not have the same purchasing power, leading to lower purchases of our products for placement into distribution channels. Consequently, demand for our products could be materially different from expectations, which could negatively affect our profitability and cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in the Risk Factors section of this prospectus and in the “Risk Factor” sections of our SEC filings. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The proceeds from the sale of each selling stockholder’s shares of common stock will belong to that selling stockholder. We will not receive any proceeds from those sales.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to a total of 697,890 shares of our common stock by the selling stockholders.

The following table, based upon information currently known to us, sets forth as of April 24, 2009: (i) the number of shares held of record or beneficially by the selling stockholders as of that date, (ii) the number of shares that may be offered under this prospectus, and (iii) a footnote reference to any material relationship between us and the selling stockholder, if any.

The number of shares beneficially owned by each selling stockholder named in the table below is determined under rules of the Securities and Exchange Commission (SEC) and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under those rules, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after April 24, 2009 through the exercise of any stock option, warrant or other right, or conversion of any security.  The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering (1)	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
James Chris Snedeker (2)	348,945	348,945	—	*

Kristen Peterson Snedeker (2)	348,945	348,945	—	*

TOTAL	697,890	697,890	—	*

* Amount less than one percent.

(1)          This column represents outstanding shares of common stock held.

(2)          The selling stockholders each were major stockholders of Kiddopotamus & Company, a Delaware corporation, which we acquired pursuant to a merger transaction on April 18, 2008 (the “Transaction”).  The shares being registered hereunder were a portion of the consideration received by the selling stockholders in connection with the Transaction.  Immediately after the consummation of the Transaction James Chris Snedeker was employed by us as Vice President of New Business Development and Kristen Peterson Snedeker was employed by us as Vice President of Product Development- Soft Lines, and both selling stockholders served in such capacities until their voluntary employment terminations on April 17, 2009.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any of these methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved.

In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume.  The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales.  In that event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 there under.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Summer Infant, Inc. by Greenberg Traurig, LLP of Boston, Massachusetts.

EXPERTS

The financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto.  These financial statements have been so incorporated in reliance upon the report of McGladrey & Pullen, LLP given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.W., Washington, D.C. 20549. You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our internet address is www.summerinfant.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

(1)  Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 25, 2009;

(2)  Our Current Report on Form 8-K filed on March 27, 2009.

(3)  All of our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

(4)  The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on March 6, 2007, including any amendment or report filed for the purpose of updating such description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Summer Infant, Inc.

1275 Park East Drive

Woonsocket, Rhode Island 02895

Attention: Joseph Driscoll, Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all costs and expenses to be incurred by Summer Infant, Inc. in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. We will pay all expenses in connection with the distribution of the shares of common stock being registered hereby, except for the fees and expenses of any counsel and other advisors that any selling stockholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

SEC Registration Fee (rounded)	$70.49

Printing and Engraving Expenses	0

Accountants’ Fees and Expenses	5,000

Legal Fees and Expenses	7,500

Transfer Agent Fees and Expenses	0

Miscellaneous	1000

Total Expenses	$13,570.49

ITEM 15.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation law provides:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. 8 Del.C. Sec. 145 Delaware’s Corporation law also provides that a corporation’s certificate of incorporation may contain:

(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of this title; or (iv) for any transaction from which the director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock. 8 Del.C. Sec.102(7).

The Company’s Amended and Restated Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty except for: (a) any breach of the director’s duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Act provisions imposing joint and several liability for improper distributions to stockholders or loans to officers or directors, or (d) transactions from which a director derived an improper personal benefit.

The Company’s By-Laws require the Company to indemnify all officers, directors, employees and agents of the Company against all liabilities and expenses they may incur on account of all actions threatened or brought against them by reason of their services to the Company or to another entity at the request of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company) is asserted by such directors, officers or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.                       EXHIBITS

                The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement.

ITEM 17.                       UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of the  securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which  remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification  provisions herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woonsocket, Rhode Island, on April 29, 2009.

SUMMER INFANT, INC.
Registrant

By:	/s/ Jason Macari
Jason Macari
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Macari and Joseph Driscoll his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Jason Macari	President, Chief Executive Officer,
Jason Macari	Chairman of the Board and Director	April 29, 2009
(Principal Executive Officer)

/s/ Joseph Driscoll
Joseph Driscoll	Chief Financial Officer	April 29, 2009
(Principal Financial and Accounting Officer)

/s/ Martin Fogelman
Martin Fogelman	Director	April 29, 2009

/s/ Steven Gibree
Steven Gibree	Director	April 29, 2009

/s/ Richard Wenz
Richard Wenz	Director	April 29, 2009

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Greenberg Traurig, LLP (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5 hereto)

23.2	Consent of McGladrey & Pullen, LLP, an independent registered public accounting firm

24	Powers of Attorney (included on signature page)